EXHIBIT 10.17

November 1, 2001

      The undersigned Vendor, Marilyn Stewart ("Vendor"), acknowledges that she has performed certain services for and on behalf of Vertical Computer Systems, Inc. ("Company") for which invoices in the amount of the approximate amount of Two Thousand Two Hundred Dollars and No Cents ($2,200.00) have been issued by Vendor. Company agrees that it shall issue Eighty-Eight Thousand (88,000) shares of its common stock (the "Stock" herein), Marilyn Stewart; and Company shall cause to be filed immediately a Registration Statement on Form S-8 registering the Stock, to permit the sale of the Stock as a means of reducing Company's outstanding obligation to Vendor. Provided, however, the Stock shall be sold into the public in an orderly and nondisruptive manner at the rate of no more than thirty-three (33 1/3%) of the total shares of stock issued per week. Company shall have the express right, at any time, to pay any outstanding amounts owed to Vendor and, upon such payment, Vendor shall return any remaining stock immediately to Company. In the event that the net proceeds, after deducting any commissions, from Vendor's sale of Stock are less than the amount of $2,200.00, Company shall pay Vendor the difference between $2,200.00 and the net proceeds in cash within ten (10) days of presentation by Vendor to Company of documentation of the amount of net proceeds. Further, if the Stock is sold by Vendor, after deducting any commissions, for a total of more than $2,200.00, then, any Stock remaining will either (a) be returned to the Company or (b) with the Company's written approval, sold with such additional amounts applied as a credit for the Company.

Marilyn Stewart

BY: _________________
    Marilyn Stewart


VERTICAL COMPUTER SYSTEMS

BY: _________________
    Richard Wade